Exhibit 10.74

ADVISORY SERVICES AGREEMENT

THIS AGREEMENT (“Agreement”) is entered into as of August 12, 2011 (the “Effective Date”) by and between COMMUNICATION INTELLIGENCE CORPORATION, a Delaware corporation (the “Company”),and SG PHOENIX LLC, an Delaware limited liability company (“SGP”).

1.                  Advisory Services. On the terms and conditions set forth herein, the Company hereby engages SGP to perform those advisory services as shall be mutually determined by the parties (the “Services”), during the term hereof, and SGP hereby accepts such engagement. SGP agrees and acknowledges that all Services provided under this Agreement shall be provided by Andrea Goren (“Goren”).Goren will report to the Company’s Board of Directors or any other duly appointed representatives of the Company with respect to the Services. The Company acknowledges that SGP does not provide any advice, recommendations or other communication which is or may be construed as legal, real estate, tax, accounting, estate planning, securities, financial or other advice requiring professional licensure or certification.

2.                  Term of Agreement. The Services shall extend during a period commencing on the Effective Date and ending two (2) years thereafter, unless terminated earlier pursuant to the terms of this Agreement, whichever first occurs (the “Initial Term”). Thereafter, this Agreement will automatically renew for additional one (1) year periods (each a “Renewal Term”) upon the same terms and conditions unless either party notifies the other in writing of its intent to terminate at least ninety (90) days prior to the expiration of the then-current Term. The duration of the Initial Term and any Renewal Terms is collectively referred to herein as the “Term”. Either party may terminate this Agreement in writing for no reason by giving ninety (90) days prior written notice to the other party. If either party terminates this Agreement for no reason, the Company shall be obligated to pay, and shall pay, all fees and compensation accrued through the date of such written notice and fees and compensation for all Services performed in the ninety (90) day period subsequent to the date of such written notice, pursuant to the payment terms defined in Exhibit A. The Company may terminate this Agreement in writing immediately at any time for Cause. If the Company terminates this Agreement for Cause, the Company shall not be obligated to pay any fees or compensation to SGP after the date of termination. For purposes of this Agreement, “Cause” shall mean SGP’s or Goren’s: (i) material breach of this Agreement; (ii) commission of an act of fraud, embezzlement, dishonesty or involving moral turpitude; or (iii) willful misconduct or gross negligence that causes or could be expected to cause material injury to the business or reputation of the Company. This Agreement shall terminate automatically if either party becomes insolvent, files or has filed against it a petition in bankruptcy or is adjudicated a bankrupt, makes an assignment for the benefit of its creditors, or has a receiver or trustee appointed for its business or properties.

3.                  Independent SGP Status. SGP is an independent contractor. In the performance of the Services provided in this Agreement, SGP agrees that the Services shall be conducted in full compliance with any and all applicable laws, rules, and regulations adopted or promulgated by any governmental agency or regulatory body, both state and federal. As such, the Company shall not take any action or provide SGP or Goren with any benefits or commitments inconsistent with SGP’s independent contractor status. Neither SGP nor any employee or members of SGP is entitled to participate in any pension plans, bonus, stock or similar plans, vacation or sick leave, or any similar benefits that the Company provides to its employees. The Company shall not withhold amounts of applicable federal and state income, withholding and employment taxes from the compensation to be paid to SGP under this Agreement. SGP shall be solely responsible for and shall pay all state and federal payroll taxes, withholding or assessments with respect to all compensation received by SGP in connection with performing the Services. In addition, SGP acknowledges that the Company will neither make disability insurance contributions on behalf of SGP nor obtain workers’ compensation insurance on behalf of SGP or its personnel. Subject to the limitations described in section 17 hereof, SGP will indemnify and hold harmless the Company and its directors, officers, employees, representatives and advisors from any liability, cost or expense (including reasonable attorney fees) incurred by the Company or fine or other amounts paid in settlement by the Company arising out of any payments made to SGP under this Agreement, including the obligation to pay withholding taxes.

4.                  Compensation.

4.1              Compensation and Payment of Fees. The Company agrees to pay SGP in accordance with the terms and conditions specified in Exhibit A for Services rendered by SGP during the term of this Agreement.

4.2              Expenses. Except as otherwise provided herein, SGP shall furnish, at SGP’s own expense, all materials and equipment necessary to carry out the terms of this Agreement. The Company agrees to pay SGP for reasonable and documented out of pocket expenses incurred for Services rendered by SGP during the term of the Agreement. SGP shall obtain written approval of the Company prior to incurring any significant expense. The Company shall reimburse SGP periodically (but no more frequently than monthly), upon request by SGP and after the submission of an expense report with receipts.

5.                  Company’s Proprietary Information.

5.1              Definitions. Definitions for certain of the capitalized terms used in this Agreement are set forth below:

(i)                 “Inventions” means all data, discoveries, designs, developments, formulae, ideas, improvements, inventions, know-how, processes, programs, and techniques, whether or not patentable or registrable under copyright, trademark or similar statutes, and all designs, trademarks and copyrightable works that SGP made or conceived or reduced to practice or learned, either alone or jointly with others, during the period of performing Services for the benefit of the Company which (a) are related or useful in the business of the Company or to the Company’s actual or demonstrably anticipated research, design, development, experimental production, financing, manufacturing, licensing, distribution or marketing activity carried on by the Company, or (b) result from tasks assigned to SGP by the Company, or (c) result from use of premises or equipment owned, leased or contracted for by the Company.

(ii)               “Proprietary Information” shall mean information that has been created, discovered or developed, or has otherwise become known to the Company (including without limitation information created, discovered, developed or made known by or to SGP during the period of or arising out of performing Services hereunder), and/or in which property rights have been assigned or otherwise conveyed to the Company, which information has commercial value in the business in which the Company is engaged. By way of illustration but not limitation, “Proprietary Information” includes: (a) inventions, confidential knowledge, trade secrets, ideas, data, programs, works of authorship, know-how, improvements, discoveries, designs, techniques and sensitive information the Company receives from its customers or receives from a third party under obligation to keep confidential; (b) technical information relating to the Company’s existing and future products, including, where appropriate and without limitation, manufacturing techniques and procedures, production controls, software, firmware, information, patent disclosures, patent applications, development or experimental work, formulae, engineering or test data, product specification and part lists, names of suppliers, structures, models, techniques, processes and apparatus relating to the same disclosed by the Company to SGP or obtained by SGP through observation or examination of information or developments; (c) confidential marketing information (including without limitation marketing strategies, customer names and requirements and product and services, prices, margins and costs); (d) confidential future product plans; (e) confidential financial information provided to SGP by the Company; (f) personnel information (including without limitation employee compensation); (g) other confidential business information; and (h) any customer information and any information relating to the Company’s business operation.

5.2              Property of the Company. All Proprietary Information shall be the sole property of the Company and its assigns or a third party, as applicable, and the Company and its assigns or such third party shall be the sole owner of all patents and other rights in connection with such Proprietary Information. SGP hereby assigns to the Company any rights SGP may have or acquire in any or all Proprietary Information. During the term of SGP providing Services to the Company and at all times thereafter, SGP will keep in confidence and trust all Proprietary Information, and SGP will not directly or indirectly disclose, sell, use, lecture upon or publish any Proprietary Information or anything relating to it without the written consent of the Company, except as may be necessary in the ordinary course of performing Services for the Company.

5.3              Property of Third Parties. SGP recognizes that the Company has received and in the future will receive information from third parties which is private or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. SGP agrees, during the term of performing Services for the Company and thereafter, to hold all such private or proprietary information received from third parties in the strictest confidence and not to disclose or use it, except as necessary in carrying out SGP’s work for the Company consistent with the Company’s agreement with such third parties.

5.4              Return of Materials. All apparatus, computers, computer files and media, data, documents, drawings, engineering log books, equipment, inventor notebooks, programs, prototypes, records, samples, equipment and other information and physical property, whether or not pertaining to Proprietary Information, furnished to SGP by the Company, or produced by SGP or others in connection with SGP’s engagement, shall be and remain the sole property of the Company and shall be returned promptly to the Company as and when requested by the Company. Should the Company not so request, SGP shall return and deliver all such property upon termination of this Agreement. SGP will not take any such property or any reproduction of such property upon such termination. SGP further agrees that any property situated on the Company’s premises and owned by the Company, including computers, computer files, e mail, voicemail, disks and other electronic storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice.

6.                  Ownership of Ideas and Inventions.

6.1              Ownership of Inventions. SGP agrees that any and all Inventions shall be the sole property of the Company and its assigns, and the Company and its assigns shall be the sole owner of all patents, trademarks, copyrights and other rights in connection with such Inventions.

6.2              Assignment of Inventions. SGP hereby assigns to the Company any rights SGP may have or acquire in Inventions. In addition, to the extent permitted by federal copyright law, the parties agree that any works resulting from the Services performed by SGP under this Agreement shall be “works for hire” as defined in the federal copyright law. SGP hereby assigns to the Company all of SGP’s works of authorship and all rights of copyright, trademark, patent and other such rights, including, to the full extent permitted by law, “moral rights” and rights under Section 987 of the California Civil Code, in such works to the extent such works result from the Services under this Agreement (“Intellectual Property Rights”). SGP further agrees, as to any and all Inventions, to assist the Company in every proper way (but at the Company’s expense) to obtain and from time to time enforce Intellectual Property Rights in connection with Inventions in any and all countries. To that end, SGP will perform any further acts and execute and deliver all documents for use in applying for and obtaining such Intellectual Property Rights thereon and enforcing the same, as the Company may desire, together with any assignments of such protections to the Company or persons designated by it. SGP’s obligation to assist the Company in obtaining and enforcing Intellectual Property Rights in connection with Inventions in any and all countries shall continue beyond the termination of this Agreement, but, after such termination, the Company shall compensate SGP at a reasonable rate for time actually spent by SGP at the Company’s request on such assistance. SGP acknowledges that it may be unavailable when the Company needs to secure SGP’s signature for lawful and necessary documents required to apply for or execute any Intellectual Property Rights with respect to Inventions (including renewals, extensions, continuations, divisions or continuations in part of patent applications).In the event the Company is unable to secure SGP’s signature for any reason, SGP agrees to irrevocably designate and appoint the Company and its duly authorized officers and agents, as SGP’s agents and attorneys-in-fact, to act for and in SGP’s behalf and instead of SGP, to execute and file any such application(s) and to do all other lawfully permitted acts to further the prosecution and issuance of Intellectual Property Rights in connection with Inventions with the same legal force and effect as if executed by SGP. The Company shall also have the right to keep any and all Inventions as trade secrets. SGP hereby waives and quitclaims any rights to the Intellectual Property Rights. Any and all claims of any nature whatsoever, which SGP now or may hereafter have for infringement of Intellectual Property Rights are assigned hereunder to the Company.

7.                  Disclosure of Conflicting Obligations. SGP agrees to inform the Company in writing of any apparent conflict between SGP’s work for the Company and (i) any obligations SGP may have to preserve the confidentiality of another’s proprietary information or materials, or (ii) any rights (other than those described above) SGP claims to any patents, copyrights, trade secrets, or other discoveries, inventions, ideas, know-how, techniques, methods, processes or other proprietary information or materials, before performing that work. Otherwise, the Company may conclude that no such conflict exists and SGP agrees thereafter to make no such claim against the Company. The Company shall receive such disclosures in confidence.

8.                  Warranties and Indemnification.

8.1              SGP hereby represents and warrants that it has the full right and authority to perform its obligations and to grant the rights and licenses herein granted, and that it has neither assigned nor otherwise entered into an agreement by which it purports to assign any right, title, or interest to any technology or intellectual property right that would conflict with its obligations under this Agreement. SGP covenants and agrees that it shall not enter into any such agreements.

8.2              Subject to the limitations described in section 17 hereof, SGP shall defend, and indemnify and hold the Company harmless from and against any and all claims, injuries, damages, obligations, liabilities, causes of action, judgment and costs including reasonable attorneys’ fees, arising out of or in connection with, either directly or indirectly, any act or omission of SGP in the performance of the Services under this Agreement, or any other act or omission by or under the direction of SGP or its employees or agents in the performance of the Services under this Agreement. This indemnification includes, but is not limited to, any intentional, reckless, negligent, fraudulent or criminal act of SGP or of any director, officer, employee, agent or third party of SGP within the scope of this Agreement.

9.                  Return of Materials. Upon the request of the Company, but in any event upon termination of this Agreement, SGP shall surrender to the Company all memoranda, notes, records, drawings, manuals, computer software, and other documents or materials, and all copies thereof, pertaining to the Confidential Information and/or materials marked “Proprietary” or “Confidential,” furnished by the Company to SGP or Goren. This section is intended to apply to all materials made or compiled by SGP or Goren, as well as to all materials furnished to SGP by the Company or by anyone else, that pertain to the Confidential Information as it is defined herein.

10.              Soliciting Customers After Termination of Agreement.

10.1          SGP acknowledges and agrees that the names and addresses of the Company’s customers constitute Company trade secrets and that the sale or unauthorized use or disclosure of any of the Company’s trade secrets of Confidential Information obtained by SGP or Goren during the course of the Agreement with the Company constitutes unfair competition with the Company.

10.2          For the term of this Agreement and for a period of one year immediately following the termination of this Agreement, SGP agrees not to directly or indirectly make known to any person, firm, or corporation the names or addresses of any of the customers the Company or any other information pertaining to them, solicit, take away, or attempt to solicit, or take away any of the customers of the Company on whom SGP called or with whom SGP became acquainted during the course of the Agreement with the Company, either for itself or for any other person, firm or corporation.

11.              Soliciting Employees. For a period of one year immediately following the termination of this Agreement, SGP shall not, on SGP’s behalf, or on behalf of any other entity, disrupt, damage, impair or interfere with the Company by soliciting the employment or services of any employees of the Company who are employed, by the Company at the time of the termination of this Agreement.

12.              Restriction on Competition. During the term of this Agreement, SGP shall not, directly or indirectly, either as an SGP employee, employer, agent, principal, partner, stockholder, corporate officer, director, or in any other individual or representative capacity, engage or participate in any competitive activity relating to the business of the Company without the Company’s prior written consent.

13.              Restriction on Disclosure. During and after the termination of this Agreement, SGP shall not work, directly or indirectly, as an employee, consultant, independent contractor, or in any other manner for any customer of the Company to whom SGP has provided consulting services on behalf of the Company where SGP has gained special technical skills in reliance upon the Company’s trade secrets and such employment would lead to either misappropriation or use of the Company’s trade secrets or Confidential Information.

14.              Assignment. SGP’s duties hereunder may not be assigned or in any manner transferred by SGP, but rather, it is agreed by and between the Company and SGP that the duties to be performed hereunder shall be rendered by Goren only. This Agreement shall inure to the benefit of and be binding upon SGP, Goren and his estate, the Company, including any successor(s) to the Company.

15.              Governing Law and Forum. Except as otherwise provided in this Agreement, any controversy between the parties arising out of this Agreement shall be submitted to the American Arbitration Association for binding arbitration in San Mateo County, California. Subject to the limitations described in section 17 hereof, in any arbitration proceeding, the party determined to be the prevailing party shall be entitled to receive, in addition to any other award, attorneys’ fees and all other expenses incurred in connection with the proceeding. The provisions of Sections 1282.6, 1283, and 1283.05 of the California Code of Civil Procedure apply to the arbitration. The arbitrator shall not have any power to alter, amend, modify or change any of the terms of this Agreement nor to grant any remedy which is either prohibited by the terms of this Agreement, or not available in a court of law. No action at law or in equity based upon any claim arising out of or related to this Agreement shall be instituted in any court by any party except (a) an action to compel arbitration pursuant to this Section 15 or (b) an action to enforce and award obtained in an arbitration proceeding in accordance with this Section 15.

16.              Remedies. SGP agrees that the unauthorized disclosure or use of the Confidential Information in violation of this Agreement may cause irreparable harm and significant injury that may be difficult to ascertain. Because a remedy at law or in damages may be inadequate and SGP’s services are personal and unique, SGP agrees that the Company shall have the right to apply to any court of competent jurisdiction in San Mateo County for an order requiring specific performance, restraining any breach or threatened breach of this Agreement and for any other equitable relief the Company deems appropriate. This right shall be in the addition to any other remedy available to the Company in arbitration proceedings, set forth above.

17.              Limitation of Liability. Irrespective of any other provisions of this Agreement, SGP shall not be liable to the Company for any acts or omissions in the performance of SGP’s services hereunder (or on the part of the agents or employees of SGP), except when said acts or omissions are due to SGP’s willful misconduct or gross negligence as determined by a court of competent jurisdiction. Other than in the case of willful misconduct or gross negligence, the Company shall hold SGP free and harmless from any obligations, costs, claims, judgments, attorneys’ fees and other expenses arising from or relating to the Services rendered by SGP hereunder. In no event shall SGP’s or Goren’s liability hereunder exceed the amount of Fees actually paid by the Company to SGP under this Agreement. IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER OR ANY PERSON FOR ANY SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES OR EXPENSES, WHETHER BASED ON BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), PRODUCT LIABILITY, OR OTHERWISE, AND WHETHER OR NOT ANY PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE.

18.              Waiver. The waiver by Company of a breach of any provision of this Agreement by SGP shall not operate or be construed as a waiver of any subsequent breach by SGP.

19.              Invalidity of Any Provisions. For purposes of enforcing this Agreement, all sections of this Agreement shall be construed as covenants independent of one another and as obligations distinct from all other contracts and agreements between the parties hereto. If any provision of this Agreement is held by an arbitrator selected under the terms of this Agreement to be so broad in scope or duration, as to be unenforceable, such provision or portion thereof shall be interpreted to be only so broad as is enforceable. If any provisions of this Agreement are held to be void or unenforceable for any reason, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way.

20.              Entire Agreement. This Agreement is intended by the parties hereto to be the final expression of their agreement, and it constitutes the full and entire understanding between the parties with respect to the subject matter hereof, and expressly supersedes any oral or written representations, statements, or agreements heretofore made. This Agreement may be amended only in a writing signed by the parties to this Agreement.

21.              Notices. Any notice to be given hereunder by either party to the other may be effected either by delivery of written notice in person or by mail, registered or certified, postage prepaid, with return receipt requested, or by electronic mail, with evidence via “mail sent” indicator in either party’s electronic mail software that such message was sent in good faith and that each party reads electronic mail on as regular a basis as conventional mail. Electronic mailed notices shall be deemed communicated as of three (3) days after mailing.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the day first written above.

SG Phoenix LLC Signed by: Andrea Goren Date: 2011.08.12 15:17:44 PDT Package: 71BDA24CF956 /s/ Andrea Goren Andrea Goren, Managing Director	Communication Intelligence Corporation Signed by: William Keiper Date: 2011.08.15 07:02:48 PDT Package: 71BDA24CF956 /s/ William Keiper William Keiper, President

EXHIBIT A

SERVICES AND COMPENSATION

SERVICES:

SGP will perform various duties as mutually determined by the Company and SGP.

COMPENSATION:

During the Term, Company will pay SGP the cash sum of $15,000 per month (“Cash Fee”), payable in two equal installments. SGP will provide statements to the Company electronically and all amounts billed are due upon receipt by the Company of such statements. SGP will also be eligible for, but not entitled to receive, an annual cash performance fee of up to thirty-five percent (35%) of the Cash Fee during a given year or prorated portion thereof. Such performance fee, if any, will be awarded based upon the sole discretion of the Company’s Board of Directors.